NAME OF REGISTRANT

Franklin California Tax-Free Trust
File No. 811-04356

EXHIBIT ITEM No. 77q1(g): Exhibits

PLAN OF REORGANIZATION
The reorganization (hereinafter referred to as the "Reorganization") will consist of (i) the acquisition by FCTFT, on behalf of the Ultra-Short Fund, of all of the property, assets and goodwill of the Money Fund in exchange solely for full and fractional
Class A1 shares of beneficial interest, with no par value, of the Ultra-Short Fund (the "Ultra-Short Fund Shares"); (ii) the assumption by the Ultra-Short Fund of all of the Money Fund's obligations and liabilities; (iii) the distribution of the Ultra-Short Fund Shares to the holders of Class A shares of beneficial interest, with no par value, of the Money Fund
(the "Money Fund Shares"), respectively, according to their respective interests in the Money Fund in complete liquidation of the Money Fund; and (iv) the dissolution of the Money Fund as soon as is practicable after the closing
(as described in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of the Plan hereinafter set forth. The Ultra-Short Fund will be a shell series, without assets (other than seed capital) or liabilities, created for the purpose of acquiring the assets and liabilities of the Money Fund.

AGREEMENT

In order to consummate the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, FCTFT covenants and agrees as follows:

1.  Sale and Transfer of Assets and Liabilities,
Liquidation and Dissolution of the Money Fund.

(a) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties herein contained, and in consideration of the delivery by the Ultra-Short Fund of the number of the Ultra-Short Fund Shares hereinafter provided, FCTFT, on behalf of the Money Fund, agrees that, at the time of Closing, it will convey, transfer and deliver to the Ultra-Short Fund all of the Money Fund's then existing assets
(such assets hereinafter "Assets").
 In consideration therefore, FCTFT, on behalf of the Ultra-Short Fund, agrees at the Closing to assume and pay when due all obligations and liabilities of the Money Fund, existing on or after the Closing Date
(as such term is defined in Section 3),
whether absolute, accrued, contingent or otherwise
(the "Liabilities"), such Liabilities to become the obligations and liabilities of the Ultra-Short Fund.

(b) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties herein contained, and in consideration of such sale, conveyance, transfer, and delivery, FCTFT, on behalf of the Ultra-Short Fund, agrees at the Closing to deliver to the Money Fund the number of the Ultra-Short Fund Shares, determined by dividing the net asset value per share of Class A shares of the Money Fund by the net asset value per share of Class A1 shares of the Ultra-Short Fund and separately multiplying the result thereof by the number of outstanding Class A shares of the Money Fund as of 1:00 p.m., Pacific time, on the Closing Date. The Ultra-Short Fund Shares delivered to the Money Fund at the Closing shall have an aggregate net asset value equal to the value of the Money Fund's net Assets, all determined as provided in Section 2 of the Plan and as of the date and time specified herein.

(c) Immediately following the Closing, the Money Fund shall distribute the Ultra-Short Fund Shares received by the Money Fund pursuant to this Section 1 pro rata to the Money Fund's shareholders of record, based upon their respective holdings of the Money Fund, as of the close of business on the Closing Date.
Such distribution shall be accomplished by the establishment of accounts on the share records of the Ultra-Short Fund of the type and in the amounts due such shareholders based on their respective holdings in the Money Fund as of the close of business on the Closing Date. Fractional Ultra-Short Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing Money Fund Shares shall be entitled to surrender the same to the transfer agent for the Ultra-Short Fund in exchange for the number of the Ultra-Short Fund Shares of the same class into which the Money Fund Shares theretofore represented by the certificate or certificates so surrendered shall have been converted. Until so surrendered, each outstanding certificate, if any, which, prior to the Closing, represented Money Fund Shares shall be deemed for all Ultra-Short Fund purposes to evidence ownership of the number of Ultra-Short Fund Shares into which Money Fund Shares (which prior to the Closing were represented thereby) have been converted. Certificates for the Ultra-Short Fund Shares shall not be issued, unless specifically requested by a shareholder. After the distribution, the Money Fund shall be dissolved.

(d) At the Closing, each shareholder of record of the Money Fund as of the record date (the "Distribution Record Date") with respect to any unpaid dividends and other distributions that were declared prior to the Closing shall have the right to receive such unpaid dividends and distributions with respect to the shares of the Money Fund that such person had on such Distribution Record Date.

(e) All books and records relating to the Money Fund, including all books and records required to be maintained under the Investment Company Act of 1940 (the "1940 Act"), and the rules and regulations thereunder, shall be available to the Ultra-Short Fund from and after the date of the Plan, and shall be turned over to the Ultra-Short Fund on or prior to the Closing.

2.  Valuation.

(a) The net asset value of the Ultra-Short Fund Shares and the Money Fund Shares and the value of the Money Fund's Assets to be acquired by the Ultra-Short Fund hereunder shall in each case be computed as of 1:00 p.m., Pacific time, on the Closing Date, unless on such date:
(i) the New York Stock Exchange ("NYSE") is not open for unrestricted trading; or (ii) the reporting of trading on the NYSE or other relevant market is disrupted; or (iii) any other extraordinary financial event or market condition occurs
(each of the events described in (i), (ii) or (iii) are referred to as a "Market Disruption"). The net asset value per share of the Ultra-Short Fund Shares and the Money Fund Shares and the value of the Money Fund's net Assets shall be computed in accordance with the valuation procedures set forth in the most recent respective prospectuses of the Ultra-Short Fund and the Money Fund, as amended or supplemented, except that the net asset value per share of the Money Fund shall be carried to the fourth decimal place.

(b) In the event of a Market Disruption on the proposed Closing Date so that an accurate appraisal of the net asset value of the Ultra-Short Fund Shares or the Money Fund Shares or the value of the Money Fund's net Assets is impracticable, the Closing Date shall be postponed until the first business day when regular trading on the NYSE shall have been fully resumed and reporting shall have been restored and other trading markets are otherwise stabilized.

(c) In the event that the net asset value per share of the Money Fund Shares calculated using market value deviates by more than 0.25 of 1% from the net asset value per share calculated using amortized cost, the Closing Date shall be postponed until the net asset value using market value and amortized cost for the Money Fund Shares is within the range of 0.25 of 1%.

(d) All computations of value regarding the net asset value of the Ultra-Short Fund Shares and the Money Fund Shares and the value of the Money Fund's net Assets shall be made by the administrator to the Funds.

3.  Closing and Closing Date.

The Closing shall take place at the principal office of FCTFT at 5:00 p.m., Pacific time, on March 18, 2016 or such later date as the officers of FCTFT may determine (the "Closing Date"). FCTFT, on behalf of the Money Fund, shall have provided for delivery as of the Closing those Assets of the Money Fund to be transferred to the account of the Ultra-Short Fund's custodian, The Bank of New York Mellon, Mutual Funds Division, 100 Church Street,
 New York, NY 10286. FCTFT, on behalf of the Money Fund, shall deliver at the Closing a list of names and addresses of the holders of record of each class of the Money Fund Shares and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, as of 1:00 p.m., Pacific time, on the Closing Date.
FCTFT, on behalf of the Ultra-Short Fund, shall provide evidence that such the Ultra-Short Fund Shares have been registered in an account on the books of the Ultra-Short Fund in such manner as the officers of FCTFT may reasonably request.

4. Representations and Warranties by FCTFT on behalf of the Ultra-Short Fund and/or the Money Fund.

FCTFT, on behalf of the Ultra-Short Fund and/or the Money Fund, represents and warrants that:

(a) Each Fund is a series of FCTFT, which was originally organized as a Massachusetts business trust on July 18, 1985, and was reorganized as a Delaware statutory trust effective on November 1, 2007. FCTFT is validly existing under the laws of the State of Delaware. FCTFT is duly registered under the 1940 Act as an open-end, management investment company and each Fund's shares sold were, or will be, sold pursuant to an effective registration statement filed under the Securities Act of 1933 (the "1933 Act"), except for those shares sold pursuant to the private offering exemption for the purpose of raising initial capital or obtaining any required initial shareholder approvals.

(b) FCTFT is authorized to issue an unlimited number of shares of beneficial interest, without par value, of each Fund, each outstanding share of which is, and each share of the Ultra-Short Fund when issued pursuant to and in accordance with the Plan will be, fully paid, non-assessable, and has or will have full voting rights. FCTFT currently issues shares of four series, including the Funds.
The Ultra-Short Fund currently is divided into two classes of shares:
Class A1 and Advisor Class shares of beneficial interest of which Class A1 represent the Ultra-Short Fund Shares. The Money Fund currently is comprised of one class of shares, Class A shares of beneficial interest. No shareholder of either Fund shall have any option, warrant or preemptive right of subscription or purchase with respect to the Money Fund Shares or the Ultra-Short Fund Shares.

(c) The financial statements appearing in the Money Fund's Annual Report to Shareholders for the fiscal year ended June 30, 2015, audited by PricewaterhouseCoopers LLP, and any interim unaudited financial statements, fairly present the financial position of the Money Fund as of its respective dates and the results of the Money Fund's operations for periods indicated, in conformity with Generally Accepted Accounting Principles applied on a consistent basis. The Ultra-Short Fund will have no financial statements as of the Closing Date.

(d) The books and records of each Fund accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of such Fund.

(e) FCTFT, on behalf of each Fund, is not a party to or obligated under any provision of its Agreement and Declaration of Trust, as amended, or By-laws, as amended, or any contract or any other commitment or obligation and is not subject to any order or decree that would be violated by its execution of or performance under the Plan, and no consent, approval, authorization or order of any court or governmental authority is required for the consummation by FCTFT, on behalf of either Fund, of the transactions contemplated by the Plan, except for the registration of the Ultra-Short Fund Shares under the 1933 Act, the 1940 Act, or as may otherwise be required under the federal and state securities laws or the rules and regulations thereunder. The Money Fund has no material contracts or other commitments (other than the Plan or agreements for the purchase of securities entered into in the ordinary course of business and consistent with its obligations under the Plan) which will not be terminated by the Money Fund in accordance with their terms at or prior to the Closing Date, or which will result in a penalty or additional fee to be due from or payable by the Money Fund.

(f) FCTFT has elected to treat the Money Fund as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). The Money Fund is a "fund" as defined in
Section 851(g)(2) of the Code. The Money Fund has qualified as a RIC for each taxable year since its inception and that has ended prior to the Closing Date, and, will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending on the Closing Date. The Money Fund has not had any earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply. Consummation of the transactions contemplated by the Plan will not cause either the Money Fund to fail to be qualified as a RIC as of the Closing Date.

(g) The Ultra-Short Fund is, and will be at the time of Closing, a newly created series of FCTFT, without assets (other than seed capital) or liabilities, formed for the purpose of receiving the Assets, and assuming the Liabilities, of the Money Fund in connection with the Reorganization.

(h) FCTFT intends to elect to treat the Ultra-Short Fund as a RIC under Subchapter M of the Code and the Ultra-Short Fund is a fund that is treated as a separate corporation under
Section 851(g) of the Code. The Ultra-Short Fund will satisfy the requirements of Part I of Subchapter M of the Code to maintain qualification as a RIC for its current taxable year.
The Ultra-Short Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter
M of the Code did not apply to it.

(i) Neither Fund is under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(j) The Money Fund does not have any unamortized or unpaid organizational fees or expenses.

(k) All information to be furnished by either Fund for use in preparing any prospectus, proxy statement and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete.

(l) The Money Fund does not have any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those reflected in the financial statements referred to in Section 4(c) hereof and those incurred in the ordinary course of business as an investment company and of a nature and amount similar to, and consistent with, those shown in such financial statements since the dates of those financial statements.

(m) Immediately prior to the Closing Date, the Ultra-Short Fund will have no assets or liabilities, contingent or otherwise.

(n) There is no inter-corporate indebtedness existing between the Money Fund and the Ultra-Short Fund that was issued, acquired, or will be settled at a discount.

(o) The registration statement on Form N-14 referred to in
Section 5(h) hereof (the "Registration Statement"), and any prospectus or statement of additional information of the Ultra-Short Fund or the Money Fund contained or incorporated therein by reference, and any supplement or amendment to the Registration Statement, or any such prospectus or statement of additional information or supplement thereto, on the effective and clearance dates of the Registration Statement, on the date of the special meeting of the Money Fund's shareholders to vote on the Plan (the "Special Meeting") and on the Closing Date:
(i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder; and
(ii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.

(p) Since June 30, 2015, there has not been any material adverse change in either Fund's financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of its business.

(q) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by FCTFT, on behalf of each Fund, of the transactions contemplated by the Plan, except as may otherwise be required under federal or state securities laws or the rules and regulations thereunder.

(r) As of the Closing Date, the Money Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of the Money Fund, except for the right of investors to acquire its shares at the applicable stated offering price in the normal course of its business as an open-end management investment company operating under the 1940 Act.

(s) There is no material suit, judicial action, or legal or administrative proceeding pending or threatened against FCTFT. FCTFT, on behalf of either Fund, is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Ultra-Short Fund's or the Money Fund's business or their ability to consummate the transactions herein contemplated.

(t) The execution, delivery, and performance of the Plan have been duly authorized by all necessary action of FCTFT's Board of Trustees, subject with respect to the Money Fund to approval of the Money Fund's shareholders.

(u) On the Closing Date, all material Returns (as defined below) of the Money Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof. To FCTFT's knowledge, no such Return is currently under audit by any Federal, state, local or foreign
Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on the Money Fund or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending;
and adequate provision has been made in the Money Fund's financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements. As used in this Plan, "Tax" or "Taxes" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, additional tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. "Return" means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes
(and including any amendments with respect thereto).

(v) The statement of assets and liabilities to be furnished by FCTFT, on behalf of the Money Fund, as of 1:00 p.m., Pacific time, on the Closing Date for the purpose of determining the number of the Ultra-Short Fund Shares to be issued pursuant to Section 1 of the Plan, will accurately reflect the Money Fund's net
Assets and outstanding shares, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

(w) At the Closing, FCTFT, on behalf of the Money Fund, will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

5.  Covenants of FCTFT.

(a) FCTFT, on behalf of each Fund, covenants to operate each Fund's respective business as presently conducted between the date hereof and the Closing, it being understood that such ordinary course of business will include the distribution of customary dividends and distributions and any other distribution necessary or desirable to minimize federal income or excise Taxes.

(b) FCTFT, on behalf of the Money Fund, undertakes that it will not acquire the Ultra-Short Fund Shares for the purpose of making distributions thereof to anyone other than the Money Fund's shareholders.

(c) FCTFT, on behalf of the Money Fund, undertakes that, if the Plan is consummated, the Money Fund will liquidate and dissolve.

(d) FCTFT, on behalf of the Money Fund, agrees that, by the Closing, all of the federal and other Tax Returns required by law to be filed on or before such date shall have been filed, and either all federal and other Taxes shown as due on said Returns shall have been paid, or adequate liability reserves shall have been provided for the payment of such Taxes.

(e) FCTFT, on behalf of the Money Fund, shall provide at the Closing:

(1)	A statement of the respective tax basis and holding period
of all investments to be transferred by the Money Fund to the Ultra-Short Fund.

(2)	A copy (which may be in electronic form) of the Money Fund's shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, the backup withholding and nonresident alien withholding certifications, notices or records on file with FCTFT, with respect to each shareholder, and such information as the Ultra-Short Fund may reasonably request concerning the Money
Fund shares or the Money Fund shareholders in connection with the Money Fund's cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related regulations issued by the United States Treasury
("Treasury Regulations") following the Closing for all of the shareholders of record of the Money Fund's shares as of the close of business on the day of valuation as described in Section 2, who are to become holders of the Ultra-Short Fund as a result of the transfer of assets that is the subject of this Plan
(the "Target Fund Shareholder Documentation").

(3)	A copy of any other Tax books and records of the Money Fund
necessary for purposes of preparing any Tax Returns, schedules, forms, statements or related documents (including but not limited to any income, excise or information returns, as well as any transfer statements (as described in Treas. Reg. 1.6045A-1)) required by law to be filed by the Money Fund after the Closing.

(4)	If requested by the Ultra-Short Fund, all FASB ASC 740-10-25
(formerly, FIN 48) work papers and supporting statements pertaining to the Money Fund.

(f) As promptly as practicable, but in any case within sixty days after the date of Closing, FCTFT, on behalf of the Money Fund, shall furnish the Ultra-Short Fund, in such form as is reasonably satisfactory to the Ultra-Short Fund, a statement of the earnings and profits of the Money Fund for federal income tax purposes that will be carried over by the Ultra-Short Fund as a result of
Section 381 of the Code.

(g) As of the Closing, FCTFT, on behalf of the Money Fund, shall have called, and FCTFT shall have held, a Special Meeting of the Money Fund's shareholders to consider and vote upon the Plan and FCTFT shall have taken all other actions reasonably necessary to obtain approval of the transactions contemplated herein. FCTFT shall have mailed to each shareholder of record of the Money Fund entitled to vote at the Special Meeting at which action on the Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a combined Prospectus/Proxy Statement that complies in all material respects with the applicable provisions of the 1933 Act, Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, thereunder
(the "Prospectus/Proxy Statement").

(h) FCTFT, on behalf of the Ultra-Short Fund, has filed the Registration Statement with the Securities and Exchange
Commission ("SEC") and used its best efforts to provide that the Registration Statement became effective as promptly as practicable. At the time it became effective, the Registration Statement (i) complied in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement became effective, at the time of the Special Meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) Subject to the provisions of the Plan, FCTFT, on behalf of each Fund, shall take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Plan.

(j) FCTFT, on behalf of the Money Fund, shall deliver to the Ultra-Short Fund, at the Closing Date, confirmation or other adequate evidence as to the tax costs and holding periods of the assets and property of the Money Fund transferred to the Ultra-Short Fund in accordance with the terms of the Plan.

(k) FCTFT, on behalf of each Fund, intends that the Reorganization will qualify as a reorganization within the meaning of
Section 368(a)(1) of the Code. FCTFT, on behalf of each Fund, shall not take any action or cause any action to be taken
(including, without limitation the filing of any Tax Return) that is inconsistent with such treatment or results in the failure of such Reorganization to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code.

6.  Conditions Precedent to be Fulfilled by FCTFT.

The consummation of the Plan hereunder shall be subject to the following respective conditions:

(a) That all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date.

(b) That the SEC shall have declared effective the Registration Statement and not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either Fund or would prohibit the transactions contemplated hereby.

(c) That the Plan and the Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of the Money Fund at a meeting or any adjournment thereof.

(d) That all required consents of other parties and all other consents, orders, and permits of federal, state and local authorities (including those of the SEC and of state Blue
Sky securities authorities, including any necessary "no-action" positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of material adverse effect on the assets and properties of the Money Fund or the Ultra-Short Fund.

(e) On or before the Closing, unless the Reorganization qualifies as a "reorganization" under Section 368(a)(1)(F) of the Code, that the Money Fund shall have declared a distribution or distributions on or prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of the Money Fund's investment company taxable income for the taxable year ended prior to the Closing Date and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid); (ii) all of the Money Fund's net capital gain recognized in its taxable year ended prior to the Closing Date and substantially all of any such net capital gain recognized in such final taxable year
(in each case after reduction for any capital loss carryover); and
(iii) at least 90 percent of the excess, if any, of the Money Fund's interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year ended prior to the Closing Date and at least 90 percent of such net tax-exempt income for such final taxable year.

(f) That there shall be delivered to FCTFT an opinion in form and substance satisfactory to it, from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to FCTFT, to the effect that, provided the transaction contemplated hereby is carried out in accordance with the Plan, and the laws of the State of Delaware, and based upon certificates of the officers of FCTFT with regard to matters of fact:

(1) The acquisition by the Ultra-Short Fund of all the assets of the Money Fund as provided for herein in exchange for the Ultra-Short Fund Shares and the assumption by the Ultra-Short Fund of all of the Liabilities of the Money Fund followed by the distribution by the Money Fund to its shareholders of the Ultra-Short Fund Shares in complete liquidation of the Money Fund will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Money Fund and the Ultra-Short Fund will each be a "party to the reorganization" within the meaning of
Section 368(b) of the Code;

(2) No gain or loss will be recognized by the Money Fund upon the transfer of all of its assets to, and assumption of its Liabilities by, the Ultra-Short Fund in exchange solely for voting shares of the Ultra-Short Fund under Sections 361(a) and 357(a) of the Code;

(3) No gain or loss will be recognized by the Ultra-Short Fund upon the receipt by it of all of the assets of the Money Fund in exchange solely for the assumption of the Liabilities by the Ultra-Short
Fund and issuance of the voting shares of the Ultra-Short Fund under Section 1032(a) of the Code;

(4) No gain or loss will be recognized by the Money Fund upon the distribution of the Ultra-Short Fund Shares to its shareholders in complete liquidation of the Money Fund (in pursuance of the Plan) under Section 361(c)(1) of the Code;

(5) The Tax basis of the assets of the Money Fund received by the Ultra-Short Fund will be the same as the Tax basis of these assets in the hands of the Money Fund immediately prior to the Reorganization under Section 362(b) of the Code;

(6) The holding periods of the assets of the Money Fund received by the Ultra-Short Fund will include the periods during which such assets were held by the Money Fund under Section 1223(2) of the Code;

(7) No gain or loss will be recognized by the shareholders of the Money Fund upon the exchange of their shares in the Money Fund solely for voting shares of the Ultra-Short Fund including fractional shares to which they may be entitled under Section
354(a) of the Code;

(8) The Tax basis of the Ultra-Short Fund Shares received by the shareholders of the Money Fund (including fractional shares to which they may be entitled) will be the same as the Tax basis of the Money Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

(9) The holding period of the Ultra-Short Fund Shares received by shareholders of the Money Fund (including fractional shares to which they may be entitled) will include the holding period of the Money
Fund Shares surrendered in exchange therefor, provided that the shareholder held the Money Fund Shares as a capital asset on the effective date of the Reorganization under Section 1223(1) of the Code; and

(10) For purposes of Section 381 of the Code, either: (i) the Ultra-Short Fund will succeed to and take into account as of the date of the transfer, as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the "Income Tax Regulations"), the items of the Money Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations thereunder;
or (ii) the Ultra-Short Fund will succeed to and take into account, as of the date of the transfer as defined in
Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury
(the "Income Tax Regulations"), the items of the Money Fund described in Section 381(c) of the Code as if there had been no Reorganization.

The foregoing opinion may state that no opinion is expressed as to the effect of the Reorganization on the Money Fund, the Ultra-Short Fund, or any shareholder of the Money Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income Tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

(g) That there shall be delivered to FCTFT an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to FCTFT, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

(1) The Money Fund and the Ultra-Short Fund are each a series of FCTFT and that FCTFT is a validly existing statutory trust in good standing under the laws of the State of Delaware;

(2) FCTFT is an open-end investment company of the management type registered as such under the 1940 Act;

(3) The consummation of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of FCTFT, on behalf of each Fund;

(4) FCTFT, on behalf of each Fund, is authorized to issue an unlimited number of shares of beneficial interest, without par value; and

(5) the Ultra-Short Fund Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued and delivered as provided in the Plan and the Registration Statement, will have been validly issued and fully paid and will be non-assessable by FCTFT, on behalf of the Ultra-Short Fund.
In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of FCTFT with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of FCTFT.

(h) That the Ultra-Short Fund's Prospectus contained in the Registration Statement with respect to the Ultra-Short Fund Shares to be delivered to the Money Fund shareholders in accordance with the Plan shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

(i) That the Ultra-Short Fund Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit the Ultra-Short Fund Shares lawfully to be delivered to each holder of the Money Fund Shares.

(j) FCTFT, on behalf of the Money Fund will provide the Ultra-Short Fund with (1) a statement of the respective tax basis and holding period of all investments to be transferred by the Money Fund to the Ultra-Short Fund, (2) the Target Fund Shareholder Documentation, (3) if requested by FCTFT, on behalf of the Ultra-Short Fund, all workpapers and supporting statements related to ASC 740-10-25 (formerly, FIN 48) pertaining to the Money Fund, (4) the Tax books and records of the Money Fund for purposes of preparing any Returns required by law to be filed for Tax periods ending after the Closing Date, and (5) a statement of earnings and profits as provided in
Section 5(f).

7.  Expenses.

The expenses of entering into and carrying out the provisions of the Plan shall be borne as follows: the Money Fund will pay 50% of the costs of the Reorganization and FAV, the investment manager for the Money Fund and the Ultra-Short Fund, will pay 50% of the costs of the Reorganization.

8.  Termination; Postponement; Waiver; Order.

(a) Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the Reorganization abandoned at any time prior (whether before or after approval thereof by the shareholders of the Money Fund) to the Closing, or the Closing may be postponed by FCTFT, on behalf of either Fund, if any condition of its obligations set forth in Section 6 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met.

(b) If the transactions contemplated by the Plan have not been consummated by December 31, 2016, the Plan shall automatically terminate on that date, unless a later date is set by officers of FCTFT.

(c) In the event of termination of the Plan prior to its consummation, pursuant to the provisions hereof, the Plan shall become void and have no further effect, and neither
FCTFT, the Money Fund nor the Ultra-Short Fund, nor their trustees, officers, or agents or the shareholders of the Money Fund or the Ultra-Short Fund shall have any liability in respect of the Plan, but all expenses incidental to the preparation and carrying out of the Plan shall be paid as provided in Section 7 hereof.

(d) At any time prior to the Closing, any of the terms or conditions of the Plan may be waived by FCTFT if, in the judgment of its officers, such action or waiver will not have a material adverse effect on the benefits intended under the Plan to its shareholders.

(e) The representations and warranties contained in
Section 4 hereof shall expire with and be terminated by the Plan on the Closing Date, and neither FCTFT, nor any of its officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date.

(f) If any order of the SEC with respect to the Plan shall be issued prior to the Closing that imposes any term or condition that is determined by action of the Board of Trustees of FCTFT, on behalf of either Fund, to be acceptable, such term or condition shall be binding as if it were a part of the Plan without a vote or approval of the shareholders of the Money Fund; provided that, if such term or condition would result in a change in the method of computing the number of the Ultra-Short Fund Shares to be issued to the Money Fund, and such term or condition had not been included in the Prospectus/Proxy Statement or other proxy solicitation material furnished to the shareholders of the Money Fund prior to the Special Meeting, the Plan shall not be consummated and shall terminate unless the Money Fund promptly calls a special meeting of the shareholders of the Money Fund at which such condition shall be submitted for approval.

9.  Reporting responsibility.

(a) Any reporting responsibility of FCTFT, on behalf of the Money Fund, is and shall remain the responsibility of the Money Fund, up to and including the Closing Date, and such later date on which the Money Fund is terminated including, without limitation, responsibility for (i) preparing and filing Tax Returns relating to Tax periods ending on or prior to the date of Closing (whether due before or after the Closing); and (ii) preparing and filing other documents with the SEC, any state securities commission, and any Federal, state or local Tax authorities or any other relevant regulatory authority, except as otherwise mutually agreed by the parties.

10.  Liability of FCTFT.

It is acknowledged and agreed that all obligations of FCTFT under the Plan with respect to a Fund are binding only with respect to that Fund; shall be discharged only out of the assets of such Fund, that no other series of FCTFT shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that neither FCTFT nor a Fund shall seek satisfaction of any such obligation or liability from the shareholders of FCTFT or a Fund, the trustees, officers, employees or agents of FCTFT, or any of them.

11.  Entire Agreement and Amendments.

The Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by the Plan other than those set forth herein or herein provided for. The Plan may be amended only by mutual consent of the parties in writing.
Neither the Plan nor any interest herein may be assigned without the prior written consent of the other party.

12.  Counterparts.

The Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

13.  Governing Law.

The Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.


[Signature Page Follows]


IN WITNESS WHEREOF, FCTFT, on behalf of the Money Fund, and on behalf of the Ultra-Short Fund, has caused the Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.


FRANKLIN CALIFORNIA TAX-FREE TRUST,
on behalf of FRANKLIN CALIFORNIA ULTRA-SHORT TAX-FREE INCOME FUND

By:
/s/ Karen L. Skidmore
Name: Karen L. Skidmore
Title:   Vice President and Secretary




FRANKLIN CALIFORNIA TAX-FREE TRUST,
on behalf of FRANKLIN CALIFORNIA TAX-EXEMPT THE MONEY FUND

By:
/s/ Karen L. Skidmore
Name: Karen L. Skidmore
Title:   Vice President and Secretary



With respect to Section 7 of the Plan only:
FRANKLIN ADVISERS, INC.

By:
/s/ Edward B. Jamieson
Name: Edward B. Jamieson
Title:   President